                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant /X/
Filed by a party other than the Registrant / /

Check the appropriate box:
/ /  Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Section 240.14a-12


                             Linens' N Things, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

         -----------------------------------------------------------------------
     (5) Total fee paid:

         -----------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

         -----------------------------------------------------------------------
     (3) Filing Party:

         -----------------------------------------------------------------------
     (4) Date Filed:

         -----------------------------------------------------------------------

                             LINENS 'N THINGS, INC.
                                 6 BRIGHTON ROAD
                            CLIFTON, NEW JERSEY 07015

                        --------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 5, 2005

                -----------------------------------------------


To Linens 'n Things, Inc. Shareholders:

        The Annual Meeting of Shareholders of Linens 'n Things, Inc., a Delaware corporation (the "Company"), will be held at the Company's headquarters at 6 Brighton Road, Clifton, New Jersey, on Thursday, May 5, 2005, at 11:00 a.m., for the following purposes:

        1.      To elect two directors for a three-year term.

        2. To act upon such other business as may properly come before the Annual Meeting or any postponement or adjournment.

        Shareholders of record at the close of business on March 7, 2005 are entitled to notice of and to vote at the Annual Meeting or at any postponement or adjournment.

                                          By order of the Board of Directors,


                                          /s/ Brian D. Silva
                                          ------------------
                                          BRIAN D. SILVA
                                          Senior Vice President,
                                          Human Resources,
                                          Administration and Corporate Secretary
April 8, 2005

--------------------------------------------------------------------------------
YOUR VOTE IS IMPORTANT. TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE COMPLETE THE ENCLOSED PROXY AND RETURN IT PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.
--------------------------------------------------------------------------------

                             LINENS 'N THINGS, INC.
                                 6 BRIGHTON ROAD
                            CLIFTON, NEW JERSEY 07015

                         ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 5, 2005

                                 PROXY STATEMENT

        This Proxy Statement is being furnished to the shareholders of Linens 'n Things, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders of the Company to be held on Thursday, May 5, 2005, at 11:00 a.m., at 6 Brighton Road, Clifton, New Jersey and at any postponement or adjournment (the "Annual Meeting"). At the Annual Meeting, shareholders of the Company are being asked to consider and vote on the election of two directors, each for a three-year term.

        This Proxy Statement, Notice of Meeting and accompanying proxy are first being mailed to shareholders on or about April 8, 2005.

                                     GENERAL

        The holders of record of shares of the Company's Common Stock at the close of business on March 7, 2005 are entitled to vote such shares at the Annual Meeting. On March 7, 2005, there were outstanding 45,260,025 shares of Common Stock.

        The presence in person or by proxy of the holders of a majority of the shares outstanding on the record date is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Each shareholder is entitled to one vote, in person or by proxy, for each share of Common Stock held as of the record date on each matter to be voted on. Abstentions and broker non-votes are included in determining whether a quorum is present. Broker non-votes occur when a broker returns a proxy but does not have voting instructions from the shareholder or discretionary authority to vote on a particular proposal.

        Shares of Common Stock represented by a properly executed proxy received in time for the Annual Meeting will be voted as specified in the proxy, unless the proxy has previously been revoked. Unless contrary instructions are given in the proxy, it will be voted by the proxy committee (1) "FOR" the Board of Directors' nominees for director and (2) in the discretion of the proxy committee on any other matter properly submitted to shareholders at the Annual Meeting which may include, among other things, a motion to adjourn the meeting or part of the meeting relating to one or more items to be voted on at the meeting.

        If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting. If such an adjournment is proposed by the Company, the proxy committee intends to vote all shares of Common Stock for which they have voting authority in favor of the adjournment.

        The Company may also adjourn the meeting if for any reason it believes that additional time should be allowed for the solicitation of proxies. If adjournment is proposed by the Company for this reason, the execution of your proxy also authorizes the proxy committee to vote all shares for which they have such voting authority "FOR" such an adjournment.

        An adjournment will have no effect on the business that may be conducted at the Annual Meeting. If the Annual Meeting is postponed or adjourned in whole or in part, your proxy will remain valid and may be voted at the postponed or adjourned meeting. You will remain able to revoke your proxy until it is voted.

        Shareholders may vote by completing and mailing the proxy card. A proxy may be revoked if, prior to the exercise of the proxy, the Corporate Secretary receives either a written revocation of that proxy or a new proxy bearing a later date. A proxy may also be revoked by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not in itself constitute revocation of a proxy.

        If a person is a participant in the Company's 401(k) savings plan and has Common Stock in a plan account, the proxy also serves as voting instructions for the plan trustee.

        This proxy solicitation is being made on behalf of the Company and the expense of preparing, printing and mailing this Proxy Statement and proxy is being paid by the Company. In addition to use of the mails, proxies may be solicited personally or by telephone, facsimile or electronic mail by regular employees or directors of the Company without additional compensation. The Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending proxy materials to the beneficial owners of Common Stock.

MULTIPLE COPIES OF ANNUAL REPORT AND PROXY STATEMENT

        The Securities and Exchange Commission ("SEC") has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports and proxy statements with respect to two or more shareholders sharing the same address by delivering a single annual report and proxy statement addressed to those shareholders. This process, which is called "householding," potentially provides convenience for shareholders and cost savings for the Company. The Company and certain brokers may deliver only one copy of the annual report and proxy statement unless contrary instructions have been received from the affected shareholders. Once you have received notice from the Company or your broker that a single copy of the annual report and proxy statement will be delivered, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate copy of the annual report and proxy statement, or if you are receiving multiple copies and wish to receive only one copy, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. To notify the Company, you may call, write or e-mail Investor Relations, Linens 'n Things, Inc., 6 Brighton Road, Clifton, New Jersey 07015, telephone number (973) 815-2929, e-mail investor@lnt.com. You may also access a copy of the annual report on the Investor Relations section of the Company's website, www.lnt.com.

The information contained on the website is not incorporated by reference in or otherwise considered to be part of this document.

                              CORPORATE GOVERNANCE

GENERAL.

        The Company is committed to good corporate governance practices, which are reviewed and evaluated by the Board of Directors and the Corporate Governance and Nominating Committee. This includes comparing the Board's current governance policies and practices with those suggested by authorities active in corporate governance as well as reviewing the practices of other public companies. Based upon this evaluation, the Board has adopted those policies and practices that it believes are the most appropriate corporate governance policies and practices for the Company.

BOARD INDEPENDENCE AND COMPOSITION.

        The Board has affirmatively reviewed and determined the independence of its directors. In making each independence determination, the Board reviewed all relationships between each director and the Company and considered and broadly assessed, from the standpoint of materiality and independence, all of the information provided by each director in response to detailed inquiries concerning such director's independence and any direct or indirect business, family, employment, transactional or other relationship or affiliation of such director with the Company.

        In assessing whether a director is independent, the Board also adopted as its own standards the specific categorical standards established by the New York Stock Exchange ("NYSE") in Section 303A.02 of the Listed Company Manual for determining director independence. Based on the Board's review and in accordance with the Company's independence criteria, the Board has affirmatively determined that each of Philip E. Beekman, Harold F. Compton, Evelyn V. Follit, Stanley P. Goldstein, Morton E. Handel and Robert Kamerschen has no material relationship with the Company affecting the independence of each director and each is independent.

        The Board also determined that each member of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee is independent under these same independence standards and, with respect to each member of the Audit Committee, is also independent under the independence criteria established by the SEC applicable to audit committee members.

PRESIDING DIRECTOR; EXECUTIVE SESSION OF INDEPENDENT DIRECTORS.

        The independent directors meet in executive session regularly during the course of each year and have established procedures for determining which independent director will serve as the "presiding director" for these executive sessions. In accordance with this procedure, each independent director will serve as the presiding director on a rotating basis at least annually.

INFORMATION REGARDING BOARD COMMITTEES.

        AUDIT COMMITTEE. The Audit Committee is currently comprised of Mr. Beekman (Chairman), Mr. Handel and Ms. Follit. Ms. Follit became a member of the Audit Committee upon her appointment to the Board in April 2005. She replaced Mr. Kamerschen, who has been appointed to the Corporate Governance and Nominating Committee and who was a member of the Audit Committee throughout fiscal 2004 and up to April 2005. The Audit Committee met 11 times during fiscal 2004. The Audit Committee assists the Board in fulfilling its oversight of:

        o the Company's financial reporting process and the integrity of the Company's financial statements and financial reporting;

        o the Company's internal control environment, systems and performance;

        o the performance of the independent auditors and the internal audit function.

        The Audit Committee meets regularly with the Company's independent auditors, both with and without management present, to discuss the results of its audit and interim quarterly reviews, its evaluation of the Company's internal control environment and the overall quality of the Company's financial reporting. The Audit Committee also reviews and evaluates the qualifications, independence and performance of the independent auditors. The Audit Committee meets regularly with management, without the Company's independent auditors present, to discuss management's evaluations of the performance of the independent auditors. The Audit Committee also meets regularly with the internal audit personnel to discuss the Company's internal audit process and the results of ongoing or recently completed internal audits.

        The Board has determined that all Audit Committee members are financially literate within the meaning of the NYSE rules and that Mr. Beekman is an "audit committee financial expert" within the meaning of the SEC regulations. No member of the Audit Committee received any compensation from the Company during fiscal 2004 other than compensation for services as a director. The Board also determined, based on the information provided by Mr. Beekman, who serves on the audit committee of more than three public companies, that such service does not in its view impair Mr. Beekman's ability to effectively serve on the Company's Audit Committee.

        COMPENSATION COMMITTEE. The Compensation Committee is comprised of Mr. Goldstein (Chairman) and Mr. Compton. The Compensation Committee met 4 times during fiscal 2004. The principal responsibilities of the Compensation Committee are the determination and approval of CEO compensation, recommendation of the compensation for the senior officers of the Company, including salary and incentive based plans, determination of awards under and administration of the Company's equity plans, and ongoing review of the compensation of the Company's senior officers.

        CORPORATE GOVERNANCE AND NOMINATING COMMITTEE. Mr. Kamerschen (Chairperson), Mr. Compton and Mr. Handel are the members of the Corporate Governance and Nominating Committee. Mr. Kamerschen was appointed to the Corporate Governance and Nominating Committee effective April 2005. The Corporate Governance and Nominating Committee met once in fiscal 2004. The principal responsibilities of the Corporate Governance and Nominating Committee are to assess and provide recommendations to the Board concerning corporate governance practices, to assess and make recommendations to the Board concerning the operation and performance of the Board, and to identify potential director candidates.

        The Corporate Governance and Nominating Committee, together with the Chairman of the Board and other Board members, from time to time as appropriate, identify the need for new Board members. In identifying director candidates, the Committee will seek input from the Chairman of the Board, other Board members and other appropriate sources to ensure that different points of view can be considered and acceptable candidates are identified. The Committee may also engage a search firm. The Committee will determine which candidates are to be recommended to the Board.

        Ms. Follit was appointed as director by the Board in April 2005 and will stand for election by shareholders with the class of 2007. Ms. Follit was recommended to the Corporate Governance and Nominating Committee and the Board by Mr. Kamerschen, one of the Company's non-management directors, who believes that, based on Ms. Follit's business and industry experience, she will make a valuable addition to the Company's Board.

        Shareholders wishing to submit a director candidate for consideration by the Committee should submit the candidate recommendation to Linens 'n Things, Inc. Corporate Governance and Nominating Committee, c/o Senior Vice President, Human Resources, Administration and Corporate Secretary, 6 Brighton Road, Clifton, New Jersey 07015, in writing, not less than 120 days nor more than 150 days prior to the Annual Meeting date (determined based on the same date as the preceding year's meeting). In order to ensure that a shareholder wishing to propose a candidate for consideration by the Committee has a significant stake in the Company, the shareholder submitting the candidate must have been the beneficial owner of at least 1% of the Company's outstanding shares for a minimum of one year prior to the submission of the request to the Committee. The request must also be accompanied by the same information concerning the director candidate and the recommending shareholder as described in section 10 of the Company's bylaws. The Committee may request additional background or other information. Nothing above shall limit a shareholder's right to propose a nominee for director at an annual meeting in accordance with the procedures set forth in the bylaws.

        The Company's directors play a critical role in guiding the Company's long-term business strategy and in overseeing the management of the Company. All Board candidates are considered based on various criteria which may change over time and as the composition of the Board changes. At a minimum the Committee considers:

        o the appropriate mix of educational and professional background and business experience to make a significant contribution to the overall composition of the Board;

        o       global business and social perspective;

        o if applicable, whether the candidate is financially literate as described in the NYSE rules or an audit committee financial expert or independent;

        o demonstrated personal and professional character and reputation consistent with the Company's image and reputation;

        o willingness to apply sound and independent business judgment and demonstrated ability to work productively with the other members of the Board; and

        o availability for the substantial duties and responsibilities as a director of the Company.

COMMITTEE CHARTERS

        The Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee each operate pursuant to a separate written charter adopted by the Board. Each Committee reviews its charter at least annually. All of the Committee charters are available at the Investor Relations section of the Company's website located at www.lnt.com. Each charter is also available in print to any shareholder who requests it. The information contained on the website is not incorporated by reference or otherwise considered a part of this document.

CORPORATE GOVERNANCE GUIDELINES

        The Company is committed to the highest standards of corporate governance and ethical behavior. On the recommendation of the Corporate Governance and Nominating Committee, the Board of Directors has adopted Corporate Governance Guidelines to assist the Board in providing experience, strategic guidance and oversight to the Company and its shareholders.

        The Corporate Governance Guidelines establish corporate governance policies and principles with respect to the role of the Board of Directors, meetings of the Board of Directors, Board composition and selection, director responsibilities, agenda for Board meetings, executive sessions, director orientation and continuing education, related party transactions, legal compliance policies, strategic planning, types and composition of Board committees, Board and committee authority to engage independent advisors, director access to management, director compensation, management evaluation, management succession planning, and Board and committee evaluations. The Guidelines are available in the Investor Relations section of the Company's website located at www.lnt.com. The Guidelines are also available in print to any shareholder who requests them. The information contained on the website is not incorporated by reference or otherwise considered a part of this document.

SHAREHOLDER COMMUNICATION WITH DIRECTORS

        The Board of Directors maintains a process for shareholders to communicate with the Board of Directors or with the presiding director of the Board of Directors. Shareholders wishing to communicate with the Board of Directors or with the presiding director should send any communication to Board of Directors or Presiding Director, as applicable, Linens 'n Things, Inc., c/o Senior Vice President, Human Resources, Administration and Corporate Secretary, 6 Brighton Road, Clifton, New Jersey 07015. Any such communication should state the number of shares owned by the shareholder.

        The Senior Vice President, Human Resources, Administration and Corporate Secretary will forward such communication to the Board of Directors or the presiding director, as applicable, unless the communication is a personal or similar grievance, a shareholder proposal or related communication, an abusive or inappropriate communication, or a communication not related to the duties or responsibilities of the Board of Directors or the non-management directors, in which case the Senior Vice President, Human Resources, Administration and Corporate Secretary has the authority to separately handle the communication. All other such communications will be kept confidential to the extent possible.

        The Senior Vice President, Human Resources, Administration and Corporate Secretary will maintain a log of, and copies of, all communications with the Board of Directors or the presiding director, for inspection and review, and shall regularly review all such communications with the presiding director, the Board of Directors or the Committee Chairperson, as appropriate.

DIRECTOR ATTENDANCE; MEETINGS OF THE BOARD OF DIRECTORS

        The Company's policy regarding director attendance at annual meetings and directors who attended last year's annual meeting, is available in the Investor Relations section of the Company's website located at www.lnt.com. The information contained on the website is not incorporated by reference or otherwise considered a part of this document. The Board of Directors met 5 times in 2004. Each director participated in at least 75% of the meetings of the Board of Directors and of the committees of which he is a member.

DIRECTOR COMPENSATION

        Directors who are not employees of the Company are paid an annual retainer of $25,000 which may be paid either in cash or Common Stock of the Company at the director's discretion. Upon initial election or appointment to the Board, each non-employee director receives 1,400 stock units and a stock option for 6,000 shares of Common Stock subject to continued service. In addition, each non-employee director receives 1,400 stock units and a stock option for 4,000 shares of Common Stock on the date of each annual meeting. The directors are also reimbursed for travel expenses associated with their attendance of all board meetings.

        The members of the Audit Committee also receive an annual fee of $6,000, except that the Audit Committee Chairperson receives an annual fee of $12,000.

The members of the Corporate Governance and Nominating Committee receive an annual fee of $2,000, except that the Corporate Governance and Nominating Committee Chairperson receives an annual fee of $4,000. The members of the Compensation Committee receive an annual fee of $3,000, except that the Compensation Committee Chairperson receives an annual fee of $6,000.

                                     ITEM 1


                              ELECTION OF DIRECTORS
GENERAL

        The Board of Directors currently consists of seven members and is divided into three classes of approximately equal size. Directors are generally elected for three year terms on a staggered term basis, so that each year the term of office of one class will expire and the terms of office of the other classes will extend for additional periods of one and two years respectively. This year's nominees have been nominated to serve for a three-year term expiring on the date of the 2008 annual meeting. The Company has inquired of the nominees and determined that they will serve if elected. If for any reason any nominee is not available for election, which is not expected, the proxy committee may vote for such substitute nominee as may be recommended by the Board of Directors.

        Directors are elected by the affirmative vote of a plurality of the votes cast at the Annual Meeting and entitled to vote. Abstentions and broker non-votes are not counted as votes cast and have no effect on the outcome.

        The nominees are current directors of the Company. Set forth below is a description of the background of each nominee. Also set forth below is a description of the background of the existing directors whose terms of office extend beyond the Annual Meeting. The Board of Directors recommends that shareholders vote "FOR" the Company's nominees for director.

NOMINEES FOR ELECTION AT THE ANNUAL MEETING
--------------------------------------------------------------------------------

NORMAN AXELROD

AGE:                            52

DIRECTOR SINCE:                 1996

PRINCIPAL OCCUPATION AND
BUSINESS EXPERIENCE:            CEO of the Company since 1988. Chairman of the
                                Board of Directors since 1997. Between 1976 and
                                1988 Mr. Axelrod held various management positions at Bloomingdale's, ending with Senior
                                Vice President, General Merchandise Manager.

OTHER DIRECTORSHIPS:            Reebok International Ltd., Jaclyn, Inc.

ANNUAL MEETING AT WHICH
TERM AS DIRECTOR EXPIRES:       2005

================================================================================

MORTON E. HANDEL

AGE:                            70

DIRECTOR SINCE:                 2000

PRINCIPAL OCCUPATION AND
BUSINESS EXPERIENCE:            Chairman of the Board of Marvel Enterprises,
                                Inc. since 1998. From 1997 to 2001, Mr. Handel was President, CEO and a director of Ranger
                                Industries, Inc., formerly Coleco Industries,
                                Inc. Between 1974 and 1990 Mr. Handel held various executive management positions at Coleco
                                Industries, Inc. including Chairman and CEO.

OTHER DIRECTORSHIPS:            Marvel Enterprises, Inc. Mr. Handel is also a
                                Regent of the University of Hartford.

ANNUAL MEETING AT WHICH
TERM AS DIRECTOR EXPIRES:       2005

================================================================================

DIRECTORS WHOSE TERMS DO NOT EXPIRE THIS YEAR
--------------------------------------------------------------------------------

PHILIP E. BEEKMAN

AGE:                            73

DIRECTOR SINCE:                 1997

PRINCIPAL OCCUPATION AND
BUSINESS EXPERIENCE:            President of Owl Hollow Enterprises, Inc., a
                                consulting and investment company. From 1986 to 1994, Mr. Beekman was Chairman of the Board and
                                CEO of Hook SupeRx, Inc., a retail drug store chain. Prior to that he was President and Chief
                                Operating Officer of Seagram Company Limited.

OTHER DIRECTORSHIPS:            The General Chemical Group Inc., Kendle
                                International Inc. and M & F Worldwide Corp.

ANNUAL MEETING AT WHICH
TERM AS DIRECTOR EXPIRES:       2006

================================================================================

HAROLD F. COMPTON

AGE:                            57

DIRECTOR SINCE:                 1998

PRINCIPAL OCCUPATION AND
BUSINESS EXPERIENCE:            Retired President and Chief Executive Officer of
                                CompUSA Inc. Mr. Compton joined CompUSA Inc. in
                                1994 as Executive Vice President-Operations, becoming Executive Vice President and Chief
                                Operating Officer in 1995, President of CompUSA
                                Stores in 1996 and Chief Executive Officer of
                                CompUSA Inc. in 2000.

ANNUAL MEETING AT WHICH
TERM AS DIRECTOR EXPIRES:       2006

================================================================================

================================================================================

EVELYN V. FOLLIT

AGE:                            58

DIRECTOR SINCE:                 2005

PRINCIPAL OCCUPATION AND
BUSINESS EXPERIENCE:            Ms. Follit was employed by the Radioshack
                                Corporation as Senior Vice President and Chief
                                Information Officer from October 1997, and assumed the additional role of Chief
                                Organizational Enabling Services Officer (Human
                                Resources) of Radioshack from March 2003 until her retirement in February 2005. From October
                                1996 to March 1997, Ms. Follit was the Vice
                                President of Operations/ Engineering for
                                ACNielsen, and from October 1984 to September
                                1996, she held various positions at Dun and Bradstreet.

OTHER DIRECTORSHIPS:            Catalina Marketing Corporation

ANNUAL MEETING AT WHICH
NEW TERM AS DIRECTOR EXPIRES:   2007

================================================================================

STANLEY P. GOLDSTEIN

AGE:                            70

DIRECTOR SINCE:                 1996

PRINCIPAL OCCUPATION AND
BUSINESS EXPERIENCE:            Mr. Goldstein was Chairman of the Board of CVS
                                Corporation, formerly Melville Corporation, until he retired in 1999. Prior to May 1998 he was Chairman of the Board and CEO of CVS
                                Corporation. Mr. Goldstein co-founded Consumer
                                Value Stores, a retail drug chain, in 1963.

OTHER DIRECTORSHIPS:            CVS Corporation and Footstar, Inc.

ANNUAL MEETING AT WHICH
NEW TERM AS DIRECTOR EXPIRES:   2007

================================================================================

================================================================================

ROBERT KAMERSCHEN

AGE:                            69

DIRECTOR SINCE:                 February 2003

PRINCIPAL OCCUPATION AND
BUSINESS EXPERIENCE:            Private investor, consultant and retired
                                Chairman and Chief Executive Officer of ADVO,
                                Inc. Mr. Kamerschen was Chairman and Chief
                                Executive Officer of DIMAC Corporation, a direct marketing services company, from September 1999 until February 2002. DIMAC Corporation filed a voluntary petition for reorganization under the U.S. bankruptcy laws in April 2000 and emerged from bankruptcy in February 2001. In July 1999, he retired as Chairman of ADVO, Inc., a position he had held since 1988. Mr. Kamerschen was Chief
                                Executive Officer of ADVO, Inc. from 1988 until
                                December 1999. Previously, Mr. Kamerschen held senior leadership positions in Marketing
                                Corporation of America, Norton Simon Inc.,
                                RKO/Six Flags Entertainment, Inc., Chanel S.A.,
                                Dunkin' Donuts Incorporated and Revlon, Inc.

OTHER DIRECTORSHIPS:            IMS Health Incorporated, MDC Partners Inc., R.H.
                                Donnelley Corporation, RadioShack Corporation and Vertrue Inc. Mr. Kamerschen is also a Trustee of the Wadsworth Atheneum Art Museum.

ANNUAL MEETING AT WHICH
NEW TERM AS DIRECTOR EXPIRES:   2007

================================================================================

EXECUTIVE COMPENSATION

        The following table sets forth information on compensation for the Company's CEO and the four other most highly compensated executive officers of the Company.

                                                  SUMMARY COMPENSATION TABLE

                                                                                       Long-Term
                                                                                     Compensation
                                                                           ---------------------------------

                                             Annual Compensation                   Awards           Payouts
                                     ------------------------------------  -----------------------  ---------

                                                                           Restricted  Number of
                                                                Other        Stock     Securities    LTIP        All Other
    Name and Principal       Fiscal                             Annual      Award(s)   Underlying   Payouts    Compensation
         Position             Year   Salary ($)  Bonus ($)   Compensation    ($)(1)     Options      ($)(1)       ($)(2)
                                                                 ($)
----------------------------------------------------------------------------------------------------------------------------
Norman Axelrod, Chairman      2004     893,269     126,000         --         55,131      200,000        --       35,382
and Chief Executive           2003     813,462     389,400         --             --      200,000        --       22,844
Officer                       2002     785,000     581,685         --             --      250,000        --      276,563


Jack E. Moore, President      2004     309,615   560,000(3)   151,371(4)     720,500      400,000        --           --
and Chief Operating
Officer(3)


William T. Giles,             2004     351,462      33,858         --        640,902       50,000        --        4,312
Executive Vice President      2003     315,896      94,548         --        312,750       40,000        --        4,041
and Chief Financial           2002     290,000     128,934         --             --       45,000        --        2,667
Officer


Brian D. Silva, Senior        2004     287,692      22,680         --         12,599       25,000        --           --
Vice President, Human         2003     267,115      71,685         --             --       25,000        --        3,712
Resources, Administration     2002     260,000     115,596         --             --       30,000        --        1,800
and Corporate Secretary


F. David Coder, Senior        2004     320,308      25,272         --          8,431       50,000        --        4,303
Vice President, Store         2003     278,654     100,000         --             --       50,000        --        4,028
Operations                    2002     245,385      98,800         --             --       40,000        --        1,929


Audrey Schlaepfer,            2004     406,508           0         --             --            0        --   595,024(5)
Former Executive Vice         2003     400,000      94,400         --         15,004       30,000        --           --
President, Chief              2002     400,000     100,000     69,525(6)          --            0        --       50,000
Merchandising Officer(5)

(1) Mr. Moore was awarded 25,000 restricted stock units in connection with his hiring, which vest in five equal annual increments beginning June 14, 2005. Mr. Giles was awarded 25,000 restricted stock units in consideration of his responsibilities and individual performance, which vest in one-quarter annual increments beginning November 19, 2006. The restricted stock unit awards made in 2005 under the Company's annual incentive program for fiscal 2004 performance for each of the named executives were: Mr. Axelrod, 2,341 units; Mr. Giles, 654 units; Mr. Silva, 535 units; and Mr. Coder, 358 units. The number and value of all restricted stock unit holdings at January 1, 2005 were: Mr. Moore, 25,000 units, $622,750; Mr. Giles, 36,250 units, $902,988. Holders of restricted stock units are entitled to be credited with any dividends on such units. Ms. Schlaepfer's restricted stock units were unvested at her departure date and have been forfeited. Awards under the Company's long term incentive plan ("LTIP") had previously been made based on the executive officers having achieved certain preestablished financial performance targets. The LTIP was discontinued in fiscal 2004. For the 3-year cycles ending in fiscal years 2002, 2003 and 2004 the financial targets were based on earnings and net return on assets over the prior 3 years, but no awards were achieved.

(2) For fiscal year 2004 these values represent amounts contributed under the Company's 401(k) profit sharing plan. In addition, for Mr. Axelrod, the fiscal 2004 amount represents: (i) $17,662 credited to his account maintained under the defined contribution component of the supplemental executive retirement program and (ii) imputed income of $13,124 associated with the term portion of the split dollar insurance component of the supplemental executive retirement program. See "Supplemental Executive Retirement Plan" below.

(3) Assumed an executive officer position in fiscal 2004. In connection with his hiring Mr. Moore received (i) a $100,000 bonus which may be forfeited upon a voluntary termination of his employment with the Company prior to June 7, 2006 ,
(ii) a guaranteed bonus of $460,000 for fiscal 2004, (iii) a grant of 100,000 options to purchase Common Stock exercisable in five equal annual increments,
(iv) a grant of 200,000 options to purchase Common Stock which vest in three equal installments based on the Common Stock achieving certain pre-established price targets but in any event no later than May 14, 2011 and (v) a grant of 25,000 restricted stock units.

(4) For fiscal 2004 represents reimbursement of Mr. Moore's relocation costs including moving costs, temporary housing and purchase related costs of $120,677, tax gross-up related to these costs of $27,299 and COBRA payments of $3,395.

(5) Ms. Schlaepfer ceased employment in November 2004. Represents payments pursuant to Ms. Schlaepfer's severance agreement, including twelve months base salary of $414,000, twelve months target bonus of $165,600, certain insurance-related costs of which $15,424 had been incurred as of March 1, 2005, and continuation of medical, health and life insurance benefits for up to two years.

(6) For fiscal 2002 the value represents relocation costs including moving costs, temporary housing and purchase related costs of $34,787 and related tax reimbursement of $34,738.

OPTION GRANTS IN LAST FISCAL YEAR. The table below sets forth certain information concerning stock options granted during fiscal 2004 to the named executive officers.

        The grant date present values shown in the following table are required by SEC regulations, and are not intended to forecast possible future appreciation. The Company is not aware of any formula which will predict with reasonable accuracy the future appreciation of equity securities. No benefit from the grant of stock options can be realized unless there is an appreciation in stock price, which benefits all shareholders.

                                     OPTION GRANTS IN LAST FISCAL YEAR


                                                     INDIVIDUAL GRANTS
                           -----------------------------------------------------------------

                                                  PERCENT OF
                                 NUMBER OF       TOTAL OPTIONS
                                SECURITIES         GRANTED TO      EXERCISE OR                  GRANT DATE
                            UNDERLYING OPTIONS    EMPLOYEES IN     BASE PRICE    EXPIRATION   PRESENT VALUE
           NAME                  GRANTED (#)     FISCAL YEAR (%)    ($/SHARE)       DATE          ($)(3)
------------------------------------------------------------------------------------------------------------
Norman Axelrod                 200,000(1)             13.13%           25.02       12/31/11     2,136,660

Jack E. Moore                  100,000(1)              6.57%           25.02       12/31/11     1,068,330
                               100,000(2)              6.57%           27.01       06/14/11     1,006,790
                               200,000(2)             13.13%           27.01       06/14/11     2,013,580

William T. Giles                50,000(1)              3.28%           25.02       12/31/11       534,165

Brian D. Silva                  25,000(1)              1.64%           25.02       12/31/11       267,083

F. David Coder                  50,000(1)              3.28%           25.02       12/31/11       534,165

Audrey Schlaepfer                    0                    0                0              0             0

(1) The options vest and are exercisable on and after December 31, 2004, provided that shares of Common Stock acquired on exercise of the option may not be sold or otherwise disposed of except in one-third increments if, and at such point, over ten days (which need not be consecutive) in a thirty day period the fair market value of the Common Stock is at or above $30.02, $33.03, and $36.33, respectively. 100% of these option shares may be sold or otherwise disposed of beginning November 30, 2011, subject to continued employment. The options expire on December 31, 2011 unless earlier terminated.

(2) These option grants were made in connection with the hiring of Mr. Moore as President and Chief Operating Officer. The 100,000 option grant becomes exercisable in five equal annual increments beginning June 14, 2005. The 200,000 option grant becomes exercisable in one-third increments if, and at such point, over ten days (which need not be consecutive) in a thirty day period the fair market value of the Common Stock is at or above $31.06, $35.11, and $37.00, respectively, but in any event no later than May 14, 2011.

(3) The hypothetical present values on the grant date are calculated under the modified Black-Scholes Model, which is a mathematical formula used to value options traded on stock exchanges. This formula considers a number of factors used in hypothesizing an option's present value. Factors used to value options granted include the stock's expected volatility rate of 43.5%, risk free rate of return of 3.6%, dividend yield of 0.0%, projected time of exercise of 5.0 years and projected risk of forfeiture and non-marketability for the vesting period of 2.21% per annum.

OPTION EXERCISES AND YEAR-END OPTION HOLDINGS. The following table shows information regarding option exercises during fiscal 2004 as well as fiscal 2004 year-end option holdings for each of the named executive officers.

                                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                        AND FISCAL YEAR-END OPTION VALUES


                                                                  NUMBER OF SECURITIES     VALUE OF UNEXERCISED
                                                                 UNDERLYING UNEXERCISED    IN-THE-MONEY OPTIONS
                                    SHARES                        OPTIONS AT FY-END (#)        AT FY-END ($)
                                  ACQUIRED ON        VALUE            EXERCISABLE/              EXERCISABLE/
             NAME                EXERCISE (#)     REALIZED ($)        UNEXERCISABLE            UNEXERCISABLE
---------------------------------------------------------------------------------------------------------------
Norman Axelrod                            0                 0         1,790,984/75,000       2,634,260/457,125

Jack E. Moore                             0                 0          100,000/300,000                     0/0

William T. Giles                          0                 0           320,002/24,998         900,362/152,363

Brian D. Silva                       18,750           271,125           169,585/16,665         265,783/101,573

F. David Coder                       17,500           155,084           158,750/23,750           84,806/50,156

Audrey Schlaepfer                         0                 0                 30,000/0                     0/0

EMPLOYMENT AGREEMENTS AND OTHER EXECUTIVE AGREEMENTS

        EMPLOYMENT AGREEMENTS. The Company has employment agreements with each of the executive officers named in the Summary Compensation Table (the "Employment Agreements"). The following summarizes the principal terms of these Employment Agreements.

        The Employment Agreements provide for payment of an annual base salary that will be reviewed at the discretion of the Compensation Committee but limit any reduction in base salary during the term. The current annual base salaries are $915,000 for Mr. Axelrod, $590,000 for Mr. Moore, $354,000 for Mr. Giles, $350,000 for Mr. Coder and $290,000 for Mr. Silva. The Employment Agreements include provisions concerning annual incentive compensation with minimum target annual incentive awards of not less than eighty percent of base salary for Messrs. Axelrod and Moore, not less than fifty-five percent for Mr. Giles, not less than fifty percent for Mr. Coder and not less than forty-five percent for Mr. Silva.

        The Employment Agreements generally provide for (i) participation during the employment term in benefit plans and programs including retirement benefits, life insurance, medical benefits and, in the case of Mr. Axelrod, a supplemental executive retirement benefit, and (ii) restrictive covenants including noncompetition, nondisclosure and nonsolicitation of employees. Upon a termination for cause, the executives have agreed not to compete with the Company for a period of two years. In the case of voluntary termination by the executive from their executive officer position (as well as in the case of Mr. Axelrod, retirement from his Chairman and CEO positions), the Company may elect to pay, over a one year period, the executive's base salary and target annual incentive compensation in exchange for the executive's agreement not to compete with the Company for a period of one year.

        In the event an executive's employment is terminated by the Company other than for cause, the Employment Agreements provide for (i) continued payment of salary and target annual incentive compensation for 24 months in the case of Messrs. Axelrod and Moore and 18 months in the case of Messrs. Giles, Silva and Coder, (ii) pro rata annual incentive award at the executive's target rate payable in a lump sum, (iii) continuation at Company cost of medical, health and life insurance benefits for 24 months (and thereafter in the case of Mr. Axelrod, at his own cost to age 65), (iv) in the case of Mr. Axelrod, vesting of outstanding options, restricted or deferred stock awards and long-term incentive awards (and pro rata payment of such long-term incentive awards based on actual and target performance) and the right in certain cases to exercise vested options for the remainder of the term of the options, (v) in the case of Mr. Axelrod, 24 months of additional age and service credit under the supplemental executive retirement plan, and a lump sum actuarial amount to account for the benefit he would have received under a split dollar insurance arrangement (or its equivalent replacement arrangement) had the Company continued to make the required premium payments for an additional 24 months.

        In the event an executive's employment is terminated by the Company within two years following a change in control and other than for cause, or in the case of Mr. Axelrod if he elects to terminate within a sixty day period beginning six months after a change in control, the Employment Agreements generally provide for (i) lump sum severance benefits equal to 2 times (2.5 times for Mr. Moore and 2.99 for Mr. Axelrod) the annual base salary and target annual incentive compensation, (ii) pro rata annual incentive award at the executive's target annual incentive compensation payable in a lump sum, (iii) continuation of medical, health and life insurance, at Company cost, until age 60 for Mr. Axelrod (and, at Mr. Axelrod's cost, from age 60 to age 65) and 24 months for the other executives, (iv) vesting of outstanding options, restricted stock or stock unit awards, deferred stock awards and long-term incentive awards (and pro rata payment of such long-term incentive awards based on actual and target performance), and the right in certain cases to exercise outstanding options for the remainder of their term, (v) in the case of Mr. Axelrod, 36 months of additional age and service credit for purposes of determining the amount payable under the supplemental executive retirement plan, and a lump sum actuarial amount to account for the benefit he would have received under his split dollar insurance arrangement (or its equivalent replacement arrangement) had the Company continued to make required insurance premium payments for an additional 36 months.

        Under his employment agreement, Mr. Axelrod has the option to relinquish his executive officer positions and to remain with the Company in a non-officer consulting capacity, including assisting in the transition to a successor CEO. If he elects to go into such non-officer position, he is required to continue in such position for a minimum of one year and for a maximum of up to age 60. In such position, the Company would not have the right to terminate Mr. Axelrod or fail to renew the Employment Agreement prior to his reaching age 60 other than for cause. His compensation in such capacity would be reasonably established by the Board consistent with his services to be provided to the Company but in no event less than the amount being paid to the Company's non-employee directors. While in such capacity he would be precluded from competing with the Company but would be permitted to work full-time elsewhere. In the case of a voluntary termination from this non-officer capacity while continuing to receive his non-officer compensation, he would also be precluded from competing with the Company through the one-year anniversary of the date he initially assumed such position. In such non-officer capacity, Mr. Axelrod would be entitled to continue to participate in the Company's welfare benefit plans and programs (so long as he was not working full time elsewhere during this period), receive pro rata payment of any annual and long-term incentive awards that were outstanding at the time he assumed such non-officer position, and continue to accrue service vesting in all awards, stock options and deferred or restricted stock or units.

        Upon his retirement at or after age 55, Mr. Axelrod would be entitled to, among other things, (i) continued service vesting of outstanding options, restricted or deferred stock awards, and any then outstanding long-term incentive awards (and pro rata payment of any such outstanding long-term incentive awards based on valuation at the end of the applicable performance period(s)) and the right in certain cases to exercise vested options for the remainder of the term of the options and (ii) continuation of medical, health and life insurance at Company cost until age 60 and at Mr. Axelrod's cost from age 60 to age 65. Upon Mr. Axelrod's retirement or while in the above non-officer position and ending at age 65, he will also be entitled to use of an executive office at the Company and the services of a full time secretary.

        The Employment Agreements obligate the Company to indemnify the executives to the fullest extent permitted by law, including the advancement of expenses, and reimbursement of expenses incurred in seeking enforcement of an Employment Agreement unless in bad faith or frivolous.

        Each executive officer receives certain perquisites which include financial counseling benefits, as well as the benefits in which employees generally are eligible to participate.

        If payments under the Employment Agreements following a change in control are subject to the golden parachute excise tax, the Company will make an additional gross-up payment sufficient to ensure that the net after-tax amount retained by the executive (taking into account all taxes, including those on the gross-up payment) is the same as it would have been had such excise tax not applied.

        Mr. Axelrod's Employment Agreement is for a term ending on July 31, 2007. The term of the other Employment Agreements end on December 31, 2008, except for Mr. Coder whose Employment Agreement has a term ending of June 12, 2007. The Employment

Agreements contain automatic one-year extensions at the end of the term unless the executive fails to seek renewal or the Company gives notice of non-renewal. A Company notice of non-renewal prior to the executive reaching age 60 would constitute a constructive termination of the executive without cause.

        OTHER AGREEMENTS. The Company had an employment agreement with Ms. Schlaepfer whose employment as an executive officer of the Company ended in November 2004. The agreement entitled Ms. Schlaepfer to, among other things, continuation of base salary and target bonus for twelve months, payment of compensation earned through her date of departure including incentive awards and pro rata target annual bonus. Ms. Schlaepfer is entitled to continuation of medical, health and life insurance benefits for up to two years. Ms. Schlaepfer forfeited all unvested stock options and all unvested restricted stock units.

        SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. The Company does not have a defined benefit retirement program for its executives or employees. As a result, in 1999 the Company established a supplemental executive retirement arrangement for Mr. Axelrod which is intended to provide annual retirement benefits to Mr. Axelrod following retirement from active service. This supplemental retirement arrangement currently has three components: a defined benefit component; a split dollar insurance arrangement, which is currently frozen; and a newly established defined contribution component.

        Under the defined benefit component, Mr. Axelrod will be entitled to a net annual benefit determined as follows: 1.6% of final average compensation times years of service, reduced by an "offset amount" which was determined based on amounts projected to be provided (using a hypothetical 8% investment return assumption) under the separate frozen split dollar arrangement and under the defined contribution component. The annual benefit amount payable under the defined benefit component may not exceed 50% of final average compensation. Final average compensation means the average of the executive's base salary and cash incentive compensation for the three years (which need not be consecutive) with the Company that yield the highest average compensation. Mr. Axelrod has 16 years of credited service. The "offset amount," which reduces the gross benefit amount determined under the benefit formula, will not be recalculated based on actual investment performance versus assumed investment results. There is no offset for social security benefits. Upon the occurrence of a change in control, as defined in the plan, the executive would have a right to immediately receive the benefit amount, even if still employed with the Company.

        The Company also has had a split dollar insurance arrangement with Mr. Axelrod under which the Company paid annual premiums under the policy. Due to the limitations imposed by the Sarbanes-Oxley Act, the Company was required to cease paying additional premiums into this policy beginning with the premium payment due in 2003 and as a result the split dollar policy is frozen. The arrangement was designed so that the Company would receive back from the policy value upon the participant's death the sum of all premium payments made by the Company, plus an interest factor of 3.4% annually. The executive's interest is equal to the excess value.

        Because of the restrictions on further premium payments under the split dollar policy imposed by the Sarbanes-Oxley Act, the Company established in 2004 a defined contribution supplemental plan for Mr. Axelrod under which he will have a vested interest in his account balance, which will be credited with amounts equal to the investment results on payments made by the Company on one or more life insurance policies owned by and funded by the Company. The defined contribution component was designed with the purpose of providing, together with the existing defined benefit SERP and the frozen split dollar policy, total projected benefits to the participant similar to what would have been provided under the defined benefit SERP and split dollar policy if premium payments could have been continued under the split dollar policy.

        Set forth below are the currently expected benefits to be provided under this program. The benefit amounts indicated in the Defined Contribution SERP column and the Split Dollar Annual Benefit column have each been calculated and are projected based on hypothetical investment return assumptions. These values are not guaranteed and any investment results less than the assumed investment return would reduce the benefit amounts set forth below under the Defined Contribution SERP column and/or the number of years of payment under the Split Dollar Annual Benefit column, and investment results greater than the assumed investment return would increase the benefit amounts under the Defined Contribution SERP column and/or the number of years for which the payment will be made under the Split Dollar Annual Benefit column.

------------------ ----------------- ------------------- --------------------------------------------------

                        Defined            Defined             Split         Number of Years Annual Split
      Age at            Benefit          Contribution      Dollar Annual    Dollar Benefit Projected To Be
    Retirement     SERP Lump Sum (1)  SERP Lump Sum (2)     Benefit (3)                  Paid
------------------ ----------------- ------------------- --------------------------------------------------
       55               $2,838,554          $2,759,262         $530,000                    4
       56                1,115,530           4,322,156          530,000                    6
       57                        0           6,054,302          530,000                    8
       58                        0           8,152,893          530,000                    9
       59                        0          10,549,204          530,000                   10
       60                        0          13,270,882          530,000                   11
------------------ ----------------- ------------------- --------------------------------------------------

(1)     Payable as a lump sum beginning at retirement, but no earlier than age
        55.

(2) Represents amounts projected to be available under the defined contribution SERP; payable as a lump sum beginning on July 1st following retirement.

(3) To be paid as an annual payment beginning on the first of the month following retirement; this benefit is projected to be paid for the number of years indicated.

REPORT OF THE COMPENSATION COMMITTEE

        The Compensation Committee operates pursuant to a charter which gives the Compensation Committee responsibility with respect to the compensation and benefits of the Company's executive officers and other members of senior management. The Compensation Committee's specific responsibilities include:

        o reviewing the Company's general compensation and benefits policies, plans and programs, including incentive compensation programs and equity-based plans;

        o reviewing and approving the Company's goals and objectives relevant to the CEO's compensation and the compensation of the other senior management;

        o based on an evaluation of the CEO's performance, both in relation to those goals and objectives and in leading the Company, determining the CEO's compensation level; and

        o upon the recommendation of the CEO, reviewing the base salary, incentive compensation and equity-based compensation of the other members of senior management;

        The overall objective of the Company's executive compensation program is to attract and retain the highest quality executives to manage and lead the Company and to provide annual and long-term incentives to management based on both Company performance and individual performance.

        The Company's executive compensation program for fiscal 2004 was reviewed and approved by the Compensation Committee. A national compensation consultant is regularly retained by the Compensation Committee to assist in reviewing competitive compensation programs for the Company in connection with the Company's senior officers, including the CEO and each of the other members of senior management. This review includes compensation levels reported for senior executives of a survey group of retailers. The survey group is not the same group of companies included in the Peer Group Index set forth in the Company's Performance Graph below because, in the view of the Compensation Committee and its compensation consultant, the companies in the index are not necessarily the most representative group for purposes of determining competitive compensation pay practices for the senior executives.

        The Company's executive compensation program currently consists of three main components, base salary, an annual incentive award and stock based compensation. Total compensation is targeted at approximately 65%-70% of the survey group. However, actual total remuneration may range below or above target in any one year and over a period of years, based on performance evaluations and performance against the Company's annual and long-term goals as well as appreciation in the Company's stock price. The Compensation Committee regularly reviews the competitiveness of the Company's executive compensation practices.

        ANNUAL BASE SALARY. Annual base salaries for the CEO and the other named executive officers were initially established to be targeted at approximately the median of the range of salaries considered in the survey group, with the increases made for fiscal 2004 based on these targets and the Compensation Committee's view of appropriate competitive base salary levels for such executives. The Compensation Committee reviewed the individual executive's performance and established appropriate increases in base salary compensation.

        INCENTIVE AWARDS. Under the Company's annual incentive program, each executive officer has an annual incentive award target based on the achievement of quantitative corporate performance goals. For 2004, the performance goals related to net earnings adjusted for non-recurring items. Annual incentive awards are paid in a cash portion and a restricted stock units portion, each of which has a target award rate. The portion of the annual incentive award which is paid in restricted stock units replaces the Company's LTIP, which was discontinued in fiscal 2004. For fiscal 2004, target rates for the named executive officers for the cash award portion and the restricted stock unit award portion, respectively, were eighty percent and thirty-five percent of base salary for the CEO; fifty-five percent and twenty-five percent for the EVP/CFO; forty-five percent and fifteen percent for the SVP of Store Operations; and forty-five percent and twenty-five percent for the SVP Human Resources. Each executive officer has a range of potential awards, both above and below target. In January 2005, the Company's Compensation Committee reviewed the Company's 2004 performance against the performance criteria established by the Compensation Committee and approved annual incentive awards based on performance of 18% of target financial performance (see Summary Compensation Table above). The fiscal 2004 bonus for the President/COO, who was hired in 2004, was an agreed amount as set forth in his employment agreement. The Compensation Committee also approved the performance criteria for annual incentive awards for the 2005 fiscal year.

        STOCK BASED COMPENSATION. The Compensation Committee administers stock based compensation through the Company's 2004 Stock Award and Incentive Plan. Stock options are granted at fair market value. Stock options granted during fiscal 2004 were part of the Compensation Committee's customary annual review and these option grants were made at levels which the Compensation Committee determined to be appropriate long-term equity-based incentives to such executives. In determining the specific levels of individual option grants for fiscal 2004 for the CEO and each of the other executive officers, the Compensation Committee considered and weighed a number of factors, including annual stock option grant levels of the survey group of retail companies, past levels of annual option grants to Company executives, the executive's position, responsibilities, salary and performance, projected stock option grant values and targeted total remuneration. The options granted in fiscal 2004 vested on December 31, 2004, but the shares underlying the options may not be sold or disposed of except upon the Common Stock achieving certain price targets, and in all events in November 2011 subject to continued employment. In addition to the performance based options, the President/COO was also granted an option for 100,000 shares which become exercisable in five annual installments and an option for 200,000 shares which become exercisable based on the Common Stock achieving certain price targets, but in all events in May 2011. During fiscal 2004, the Compensation Committee also awarded 25,000 restricted stock units to the President/COO in connection with this 2004 hiring and 25,000 restricted stock units to the EVP/CFO in consideration of his responsibilities and individual performance.

        CEO COMPENSATION. Mr. Axelrod's base salary increase for 2004 was established by the Compensation Committee following and based on a performance review for 2004 conducted by the Compensation Committee. His annual incentive compensation award as set forth in the Summary Compensation Table was based on the Compensation Committee's review of the net earnings performance of the Company against target goals. Mr. Axelrod's stock option grant was based on the Compensation Committee's consideration of the factors discussed above. The Compensation Committee determined that each element and the aggregate of Mr. Axelrod's compensation for 2004 were fair and reasonable and within the range of compensation for chief executive officers of companies comparable to the Company.

        HIRING OF PRESIDENT AND CHIEF OPERATING OFFICER. In July 2004, Mr. Moore was appointed to the position of President and Chief Operating Officer. External compensation information was reviewed. Mr. Axelrod recommended to the Compensation Committee a proposed base salary along with proposed incentive compensation levels and equity incentives. This recommendation was based on a number of factors including an evaluation of the appropriate compensation level for Mr. Moore's position and anticipated duties and responsibilities, an evaluation of an appropriate level of incentive to secure his services, and his existing compensation level and entitlements as well as compensation which would be lost upon his leaving his former employer. The Compensation Committee considered the recommendation of Mr. Axelrod and recommended to the Board the base salary, incentive and equity compensation as proposed. See note (3) to the Summary Compensation Table and "Employment Agreements and Other Executive Agreements" above.

        TERMINATION OF EMPLOYMENT. In November 2004, the Company announced the departure of Audrey Schlaepfer as Executive Vice President and Chief Merchandising Officer. Pursuant to her employment agreement and as provided in the Summary Compensation Table, Ms. Schlaepfer was entitled to, among other things, continuation of base salary and target bonus for twelve months, payment of compensation earned through her date of departure including incentive awards and pro rata target annual bonus, and continuation of medical, health and life insurance benefits for up to two years.

        AMENDED EMPLOYMENT AGREEMENTS. The Compensation Committee was apprised of the upcoming expiration of the existing employment agreements with the CEO, the EVP/CFO, and the Senior Vice President, Human Resources, Administration and Corporate Secretary. The Compensation Committee enlisted the support of an independent compensation consultant to review the existing employment agreements and to make recommendations regarding the terms and conditions of amended employment agreements. The Compensation Committee reviewed the recommendations of the independent compensation consultant, considered and discussed the details of these recommendations, and discussed the proposed amended agreements with the compensation consultant and outside counsel. A summary of the amended employment agreements is set forth under "Employment Agreements and Other Executive Agreements" above.

        SERP. Since 1999 the Company has had in effect a supplemental executive retirement program including a defined benefit supplemental executive retirement plan ("DB-SERP") and a split dollar insurance arrangement. Currently the Company's CEO is the sole participant, although one or more future participants could be added to the supplemental retirement program by future action of the Compensation Committee of the Board. The split dollar insurance program was intended to provide benefits together with benefits to be provided under the DB-SERP. However, as a result of limitations under the Sarbanes-Oxley Act the Company was required to cease paying additional premiums under this split dollar policy beginning with the premium payment due in 2003, and the split dollar insurance policy has since been frozen.

        The Compensation Committee reviewed the existing DB-SERP and split dollar insurance arrangements, along with a number of alternative structures providing for payouts intended to be similar to those that had been projected to be provided under the original DB-SERP and split dollar insurance arrangement. Following this review, and in conjunction with management's review and analysis, the Compensation Committee and the Board of Directors approved the addition of a defined contribution supplemental executive retirement plan ("DC-SERP") to the existing supplemental retirement program, which together with the existing frozen split dollar insurance program and the existing DB-SERP, was intended to provide a similar total projected payout as the DB-SERP and the split dollar insurance program would have provided if premium payments could have been continued under the split dollar insurance program. The benefits payable under the program, to the extent they are to be paid from the DC-SERP and DB-SERP, include a lump sum distribution feature.

        COMPLIANCE WITH IRS SECTION 162(M). Section 162(m) of the Internal Revenue Code generally allows a deduction to publicly traded companies for certain qualifying performance-based compensation. Section 162(m) disallows a deduction to the extent of certain non-performance based compensation over $1 million paid to the Chief Executive Officer or to any of the four other most highly compensated executive officers. The Company believes that Section 162(m) deduction limits for fiscal 2005 will not be applicable or, if applicable, would not be material in terms of net financial effect. Therefore the Company does not intend to seek to restructure any fiscal 2005 compensation arrangements. To maintain the Company's flexibility in compensating executive officers in a manner consistent with corporate goals, the Committee has not adopted a policy that all compensation must be deductible. The Company and the Compensation Committee will continue to monitor this matter.

                                            COMPENSATION COMMITTEE

                                            Stanley P. Goldstein, Chairman
                                            Harold F. Compton

PERFORMANCE GRAPH

        The following graph compares the percentage change in the cumulative total shareholders' return on the Company's Common Stock on an annual basis from December 31, 1999 through January 1, 2005, with the cumulative total return on the Standard & Poor's Specialty Retail Index, the Peer Group Index and the Standard & Poor's 500 Index for the same period. In accordance with the SEC rules, the returns are indexed to a value of $100 at December 31, 1999 and it is assumed that all dividends were reinvested.

        The Peer Group Index is comprised of the following companies in the retail industry: Bed Bath & Beyond Inc.; The Bombay Company, Inc.; Borders Group, Inc.; Haverty Furniture Companies, Inc.; Jo-Ann Stores, Inc.; Michaels Stores, Inc.; Petsmart, Inc.; Pier 1 Imports, Inc.; Sharper Image Corporation; The Sports Authority, Inc.; and Williams-Sonoma, Inc. The returns of each issuer in the Peer Group Index have been weighted according to the issuer's stock market capitalization at the beginning of each period for which a return is indicated.

                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
               AMONG LINENS 'N THINGS, INC., THE S & P 500 INDEX,
               THE S & P SPECIALTY STORES INDEX AND A PEER GROUP




                              [PERFORMANCE GRAPH]




                       12/31/99    12/31/00    12/29/01     1/4/03    1/03/04    1/01/05

Linens 'n Things        $100.00      $93.25      $86.21     $75.81     $94.99     $83.71
S&P 500                  100.00       90.89       80.09      60.76      81.76      89.02
S&P Specialty Stores     100.00       83.43      134.67     112.86     153.88     169.57
Peer Group               100.00       95.42      167.15     181.94     229.50     245.39

REPORT OF THE AUDIT COMMITTEE

        Management is responsible for the preparation, presentation and integrity of the Company's financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The Company's independent registered public accounting firm, KPMG LLP, performs an annual independent audit of the financial statements and expresses an opinion on the conformity of those financial statements with generally accepted accounting principles in the United States of America.

        The following is the report of the Audit Committee with respect to the audited financial statements for fiscal 2004. With respect to fiscal 2004, the Audit Committee:

        o reviewed and discussed the Company's audited financial statements with management and KPMG LLP;

        o discussed with KPMG LLP the scope of its services, including its audit plan;

        o reviewed the Company's procedures and internal control processes designed to ensure accurate and fair financial reporting, including those relating to certifications by the Company's Chief Executive Officer and Chief Financial Officer that are required in periodic reports filed by the Company with the SEC;

        o discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, Communication with Audit Committees;

        o reviewed the written disclosures and confirmation from KPMG LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with KPMG LLP their independence from management and the Company; and

        o approved the audit and non-audit services provided during fiscal 2004 by KPMG LLP.

        Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for fiscal 2004. The Audit Committee also evaluated and reappointed KPMG LLP as the Company's independent registered public accounting firm for fiscal 2005.

                                                 Audit Committee

                                                 Philip E. Beekman, Chairman
                                                 Morton E. Handel
                                                 Robert Kamerschen

March 22, 2005

                              INDEPENDENT AUDITORS

        The Audit Committee of the Board of Directors appointed KPMG LLP as the Company's independent registered public accounting firm to examine the Company's consolidated financial statements for fiscal 2004 and to render other professional services as required. KPMG LLP has been appointed as the Company's independent registered public accounting firm for fiscal 2005. The Company expects that a representative of KPMG LLP will attend the annual meeting, and the representative will have an opportunity to make a statement if he or she desires. The representative will also be available to respond to appropriate questions from shareholders.

        Aggregate fees paid and payable to KPMG LLP for audit services related to the most recent two fiscal years, and for other professional services billed in the most recent two fiscal years, were as follows:

TYPE OF SERVICE                                     2004          2003
---------------                                     ----          ----

Audit Fees (1)                                      $2,116,000    $323,000
Audit-Related Fees (2)                              $       --    $ 31,000

All Other Fees (3)                                  $    1,000    $  3,800

Total                                               $2,117,000    $357,800
---------------

        (1) Audit fees consisted of the audit of the Company's annual financial statements and reviews of the Company's quarterly financial statements, as well as consents to SEC filings. In addition, for 2004, Audit Fees include the fees associated with the assessment of the Company's internal control over financial reporting as integrated with the audit of the Company's annual financial statements.

        (2) Audit-related fees consisted principally of fees for audit of the financial statements of employee benefit plans.

        (3) All Other Fees consisted of miscellaneous tariff database services.

        The Audit Committee has adopted a formal policy concerning the pre-approval of audit and non-audit services to be provided by the independent registered public accounting firm to the Company. The policy requires that all services to be performed by KPMG LLP, the Company's independent registered public accounting firm, including audit services, audit-related services and permitted non-audit services, be pre-approved by the Audit Committee. The policy permits the Audit Committee to delegate pre-approval authority to one or more members, provided that any pre-approval decisions are reported to the Audit Committee at its next meeting. Specific services being provided by the independent registered public accounting firm are regularly reviewed in accordance with the pre-approval policy. At subsequent Audit Committee meetings, the Audit Committee receives updates on services being provided by the independent registered public accounting firm, and management may present additional services for approval. For 2004, all audit and non-audit services provided by KPMG LLP were approved in advance by the Audit Committee.

BENEFICIAL OWNERSHIP OF COMMON STOCK

        CERTAIN BENEFICIAL OWNERS. The following table sets forth certain information as to beneficial ownership of each person known to the Company to own beneficially more than 5% of the outstanding Common Stock of the Company as of February 18, 2005.

Beneficial Owner                            Number of Shares    Percent of Class
----------------                            ----------------    ----------------

PRIMECAP Management Company (1)...........      5,036,773             11.13%

Mellon Financial Corporation (2)..........      3,168,734              7.00%

Merrill Lynch & Co., Inc. (on behalf
of Merrill Lynch Investment Managers)(3)..      2,449,132              5.41%

Vanguard Horizon Funds - Vanguard
Capital Opportunity Fund (4)..............      2,300,000              5.08%

------------------------------

(1) Pursuant to an amended Schedule 13G filed on March 10, 2005, PRIMECAP Management Company has sole voting power with respect to 2,247,773 shares, and sole dispositive power with respect to 5,036,773 shares. The address for PRIMECAP Management Company is 225 South Lake Avenue # 400, Pasadena, California 91101.

(2) Pursuant to an amended Schedule 13G filed on February 11, 2005, Mellon Financial Corporation has sole voting power with respect to 2,895,659 shares and sole dispositive power with respect to 3,150,234 shares. The address for Mellon Financial Corporation is One Mellon Center, Pittsburgh, Pennsylvania 15258.

(3) Pursuant to a Schedule 13G filed on January 19, 2005, Merrill Lynch & Co., Inc. (on behalf of Merrill Lynch Investment Managers) has shared voting and shared dispositive power with respect to 2,449,132 shares. The address for Merrill Lynch & Co., Inc. is World Financial Center, North Tower, 250 Vesey Street, New York, NY 10381.

(4) Pursuant to an amended Schedule 13G filed on February 11, 2005, Vanguard Horizon Funds - Vanguard Capital Opportunity Fund ("Vanguard") has sole voting power with respect to 2,300,000 shares. The address for Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

        STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS. The following table sets forth certain information as to beneficial ownership of the outstanding Common Stock of the Company as of February 18, 2005, by each director of the Company, each executive officer named in the Summary Compensation Table, and all executive officers and directors of the Company as a group. Except as otherwise indicated, each person listed below has sole voting and investment power with respect to such shares. No director or executive officer beneficially owns more than one percent of the total outstanding Common Stock other than Mr. Axelrod who is deemed beneficially to own 4.35% and all directors and executive officers which as a group is deemed beneficially to own 6.33% of the outstanding Common Stock.


                                   No. of Shares of                                      No. of Shares of
     Name of Beneficial Owner      Common Stock(1)         Name of Beneficial Owner       Common Stock(1)
----------------------------------------------------------------------------------------------------------
N. Axelrod......................     1,970,033(2)    J. Moore..........................       125,000
P. Beekman......................        40,250       W. Giles..........................       374,282(3)
H. Compton......................        25,046       A. Schlaepfer(4)..................            --
E. Follit*......................            --       B. Silva..........................       180,780
S. Goldstein....................        47,371       D. Coder..........................       158,750
M. Handel.......................        17,304
R. Kamerschen...................        11,434
                                                     All executive officers and
                                                     directors as a group..............     2,950,250

* Appointed to the Board in April 2005

(1) Includes restricted stock units as well as shares subject to stock options that were exercisable as of February 18, 2005 or that will become exercisable within 60 days thereafter, as follows: Mr. Axelrod, 1,790,984; Mr. Beekman, 27,901; Mr. Compton, 18,501; Mr. Goldstein, 27,901; Mr. Handel, 12,501; Mr.
Kamerschen, 5,834; Mr. Giles, 356,252; Mr. Moore, 125,000; Mr. Silva, 169,585;
Mr. Coder, 158,750; and all directors and executive officers as a group, 2,693,209.

(2) Includes 400 shares held by Mr. Axelrod's minor children, as to which shares Mr. Axelrod disclaims beneficial ownership.

(3) Includes 7,437 shares held by Mr. Giles' wife, as to which shares Mr. Giles disclaims beneficial ownership.

(4) No longer an executive officer.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors to file reports regarding beneficial ownership of the Company's Common Stock with the SEC, and to furnish the Company with copies of all filings. Based on a review of these filings, the Company believes all filings were timely made.

                SHAREHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING

        Any proposal of a shareholder intended to be presented at the Company's 2006 Annual Meeting of Shareholders must be received by the Secretary of the Company not later than December 9, 2005 to be included in the Company's Proxy Statement, Notice of Meeting and proxy relating to the 2006 Annual Meeting.

        The Company's Bylaws establish an advance written notice procedure for shareholders seeking to nominate candidates for election as directors at any Annual Meeting of Shareholders, or to bring business before an Annual Meeting of Shareholders of the Company. The Bylaws provide that only persons who are nominated by or at the direction of the Board, or by a shareholder who has given timely written notice to the Corporate Secretary of the Company prior to the meeting at which directors are to be elected, will be eligible for election as directors of the Company. The Bylaws also provide that at any meeting of shareholders only such business may be conducted as has been brought before the meeting by or at the direction of the Board or, in the case of an Annual Meeting of Shareholders, by a shareholder who has given timely written notice to the Secretary of the Company of such shareholder's intention to bring such business before such meeting. Under the Bylaws, for any such shareholder notice to be timely, such notice must be received by the Company in writing not less than 60 days nor more than 90 days prior to the meeting, or in the event that less than 70 days' notice or prior public disclosure of the date of the Annual Meeting is given or made to shareholders, to be timely, notice by the shareholder must be received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting or such public disclosure was made. Under the Bylaws, a shareholder's notice must also contain certain information specified in the Bylaws.

                                  ANNUAL REPORT

        A COPY OF THE COMPANY'S ANNUAL REPORT TO SHAREHOLDERS HAS BEEN MAILED TO ALL SHAREHOLDERS OF RECORD. SHAREHOLDERS, UPON WRITTEN REQUEST TO INVESTOR RELATIONS, LINENS 'N THINGS, INC., 6 BRIGHTON ROAD, CLIFTON, NEW JERSEY 07015, MAY RECEIVE, WITHOUT CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SEC FOR THE 2004 FISCAL YEAR.

                                  OTHER MATTERS

        As of the date of this Proxy Statement, the Company knows of no business that will be presented for consideration at the Annual Meeting other than the matters referred to above. Proxies in the enclosed form will be voted in respect of any other business that is properly brought before the Annual Meeting as recommended by the Board of Directors or, if no such recommendation is given, in the discretion of the proxy holders.











                                                            DETACH HERE                                                       ZLNT52
                                                               PROXY
                                                       LINENS 'N THINGS, INC.



                                                             MAY 5, 2005

                       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF LINENS 'N THINGS, INC.


        The undersigned hereby appoints Brian D. Silva, William T. Giles and Denise Tolles, and each of them, with power of substitution, proxies for the undersigned and authorizes each of them to represent and vote, as designated, all of the shares of stock of Linens 'n Things, Inc. (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Company's headquarters at 6 Brighton Road, Clifton, New Jersey on May 5, 2005 and at any
adjournment or postponement of such meeting.

        THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO CONTRARY
DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSAL 1 AND IN THE DISCRETION OF THE PROXY COMMITTEE ON ANY OTHER MATTER THAT
MAY PROPERLY COME BEFORE THE MEETING, UNLESS OTHERWISE SPECIFIED. THE PROXY COMMITTEE HAS THE AUTHORITY TO VOTE "FOR" AN ADJOURNMENT
OF THE MEETING, AS DESCRIBED IN THE PROXY STATEMENT. PLEASE VOTE PROMPTLY.

-------------                                                                                                          -------------
 SEE REVERSE                                 CONTINUED AND TO BE SIGNED ON REVERSE SIDE                                 SEE REVERSE
    SIDE                                                                                                                   SIDE
-------------                                                                                                          -------------


LINENS 'N THINGS, INC.
C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694













                                      DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL.                               ZLNTC1

    PLEASE MARK
[X] VOTE AS IN                                                                                                                  #LNT
    THIS EXAMPLE.



1. ELECTION OF TWO DIRECTORS FOR A THREE-YEAR TERM.
      (01) NORMAN AXELROD
      (02) MORTON E. HANDEL

                  FOR                   WITHHELD
                  ALL    [ ]       [ ]  FROM ALL
                NOMINEES                NOMINEES
  FOR                                                           MARK HERE IF YOU DO NOT GIVE THE PROXY COMMITTEE              [ ]
  ALL   [ ]                                                     AUTHORITY TO VOTE "FOR" AN ADJOURNMENT.
EXCEPT     ___________________________________________________
NOTE: If you do not wish your shares voted "FOR" a particular nominee, mark the "For All Except" box and write the name on the line above. Your shares will be voted "FOR" the remaining nominee.

                                                                MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT                 [ ]


                                                                Please sign exactly as your name or names appear hereon. When signing as attorney, executor, adminstrator, trustee or guardian, please give your full title as such. If a corporation, please print the full corporate name and sign by president or other authorized officer. If a partnership, please print the full partnership name and sign by authorized person.


Signatures_____________________________________ Date:____________ Signatures_____________________________________ Date:____________